Exhibit 10.22

EMPLOYMENT ARREEMENT

This Employment Agreement is made this fifth day of December, 1997 to be retroactively effective as of January 1, 1997 by and between Reptron Electronics, Inc., a Florida corporation whose corporate office address is 14401 McCormick Drive, Tampa, FL 33626 (hereinafter “Company”) and Leigh Adams whose address is 12719 Benty Way, Odessa, Florida 33556 (hereinafter “Employee”).

WHEREAS:

A.	The Employee is currently in the employ of the Company on an at will basis, in a position of significant responsibility, and

B.	The Company and the Employee are desirous of entering into a formal employment relationship by way of this employment agreement, which alters the nature of the current employment relationship and addresses the preservation of Intangible Business Assets of the Company (defined below).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Company and the Employee agree as follows:

1.	This Agreement shall continue until terminated as herein provided. This Agreement supersedes all prior employment agreements or arrangements existing as between the Company and the Employee.

2.	The Company engages the Employee and the Employee accepts the engagement to provide the services hereinafter described for the period and upon the terms and conditions hereinafter described.

3.	At the execution hereof, the Employee shall be employed as Corporate Credit Manager. The Employee shall perform the duties associated with her position and shall commit such of her time and effort required in completing and fulfilling those duties and responsibilities commensurate with and like in amount to the time committed by the Employee in fulfilling the same as of the execution hereof.

4.	During the term of this Agreement, the Employee shall be compensated as follows:

(a)	The Company shall pay to the Employee an annual base salary of $95,000, payable in bi-weekly installments. In the event of the death of the Employee, the base salary shall be paid to the end of the then bi-weekly installment period. In the event of the disability of the Employee, the base salary shall be payable through the date benefits under the disability policy of the Company become payable, but in no event for a period longer than 90 days following the onset of the illness or injury causing such disability.

(b)	In addition to holidays or days off provided to all employees, the Employee shall be entitled to four weeks vacation (20 working days). Any vacation days in a calendar year so provided and not taken by the Employee shall be waived.

(c)	The Employee shall participate in and receive comparable benefits as are provided by the Company to its other personnel from time to time except as modified or amplified by this Agreement.

5.	For purposes hereof, Change of Control shall mean:

(a)	Any replacement of 50% or more of the directors of the Company which follows, and is directly or indirectly a result of, any one or more of the following:

(i)	A cash tender offer or exchange offer for the Company’s common stock;

(ii)	A solicitation of proxies other than by the Company’s management or board of directors;

(iii)	Acquisition of beneficial ownership of shares having 50% or more of the total number of votes that may be cast for the election of directors of the Company by a third party or a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, for the purpose of changing control of the Company; or

(iv)	Any merger, business combination, sale of assets or other extraordinary corporate transaction undertaken for the purpose of changing control of the Company, or

(b)	The Board of Directors determines that any other proposed action presented to the Board or the Shareholders, if taken, would constitute a Change of Control.

6.	(a) This Agreement shall terminate upon any of the following:

(i)	the voluntary termination of employment by the Employee,

(ii)	the death, or partial or permanent disability of the Employee (partial or permanent disability being determined at such time when disability insurance coverage maintained by the Company for the Employee becomes payable),

(iii)	discharge of the Employee by the Company for whatever reason,

(iv)	upon a Change of Control.

(b)	Upon any such termination, except as otherwise provided herein, all compensation and benefits shall thereafter likewise concurrently terminate.

7.	As additional consideration of the services to be performed by the Employee and the undertakings hereby assumed by the Employee, the Company shall make a “Severance Payment” as follows:

(a)	The amount of the Severance Payment shall equal 2.99 times the average annual base compensation as defined and determined under Section 280G of the Internal Revenue Code of 1986, as amended.

(b)	The Severance Payment shall be payable in full thirty (30) days following a termination of this Agreement as provided in subparagraphs 6(iii) and (iv) above.

(c)	If the Executive shall die after the termination of this Agreement,. but prior to remittance of the Severance Payment, the same shall be payable to the estate of the Executive or to such designee as the Executive shall have directed in writing to the Company.

(d)	Receipt of the Severance Payment shall act as a full release by the Executive of all claims the Executive may have against the Company except for unpaid wages, benefits or sums to be paid to the Executive post-termination of this Agreement as herein provided.

8.	Employee acknowledges that during the course of her past employment with the Company, and as her employment continues, he has and will have direct access to and knowledge of the Company’s trade secrets and other confidential and proprietary information and documents, including but not limited to the Company’s customer list, customer requirements and information, price lists, all training materials, product information, operating procedures, marketing information, selling strategies, and supplier information (collectively “Confidential Information”). The Employee agrees that all Confidential Information shall remain the property of the Company, shall be kept in the strictest of confidence, used solely for the benefit of the Company and shall not be disclosed, either directly or indirectly, to any other person or entity except as is required in the furtherance of the Company’s business and for its benefit. Employee further agrees that all such Confidential Information (and any copies thereof regardless of how maintained, including that which has been reduced to electronic memory) shall be returned to the Company upon termination of this Agreement for whatever reason. The terms of this paragraph are in addition to. and not in lieu of, any common law, statutory or other contractual obligations that Employee may have relating to the Company’s Confidential Information. Further, the terms of this paragraph shall survive indefinitely the termination of this Agreement.

9.	The Employee acknowledges that:

(a)	The Company has made significant investment in the development, maintenance and preservation of its trade secrets, its marketing methodology, its relationship with its various customers and vendors, both past, current and prospective; in its development and maintenance of its franchised distributorship rights, in the training and development of its executives and in the development, maintenance and preservation of its goodwill, including that which is associated with its name, its trade dress and its various trade marks, including but not limited to the mark “K-Byte” (collectively “Intangible Business Assets”).

(b)	The Company has a legitimate business interest in maintaining and protecting the value of these Intangible Business Assets and in preventing the unauthorized use or misappropriation of any one of the same.

(c)	The use of any of these Intangible Business Assets other than in furtherance of the business interests of the Company would provide the unauthorized user with an unfair competitive advantage as against the Company and would be detrimental to the Company.

Consequently, the Employee agrees that during the course of her employment and for a period of two years thereafter she shall not become employed by, or consult or be associated with in any capacity whatsoever (including, but not limited to, that as an owner, shareholder, agent or independent contractor) any business enterprise which manufactures, sells, markets or distributes any of the products manufactured, sold, marketed, or distributed by the Company, or which provides services comparable to that provided by the Company, in markets designated by the National Electronics Distributors Association in which the Company had a presence all as defined below; and during said two year period, and notwithstanding locale, the Employee shall not submit a quotation for, or offer to sell, any product or service competitive with the Company to any customer or prospective customer of the Company. A market shall be that geographic area designated as such by the National Electronics Distributors Association. The Company’s presence in a market as so designated shall exist if the Company had sales of product or services to customers in such market in the cumulative amount of not less than $1,500,000 within the twelve (12) month period preceding the date of such termination of employment.

10.	The Company has made a significant investment in developing and training a competent work force. The Employee acknowledges that the scope of the abilities of, and compensation paid to, the Company’s various employees is valuable and confidential information. Further, the Employee acknowledges that the Company’s continued viability and success is in large part contingent upon maintaining a stable, trained and competent work force. During the course of her employment, and for a period of two years thereafter, regardless of the reason for termination thereof, the Employee will not directly or indirectly solicit, entice, encourage, or cause, any salaried employee of the Company to leave the employment of the Company. Further during said two year period, the Employee will not directly or indirectly hire, or cause another person or entity to hire any salaried employee of the Company.

11.	Employee acknowledges and agrees that the covenants set forth in Paragraphs 8, 9 and 10 are necessary and reasonable to protect the Company’s Confidential Information, its Intangible Business Assets, its legitimate business interests and goodwill, and that the breadth, time and geographic scope of the limitations set forth therein are reasonable and necessary to protect the same. The Employee expressly acknowledges and agrees that the Company would not have an adequate remedy at law in the event of her breach, and or threatened breach of the covenants set forth in Paragraphs 8, 9 arid 10 of this Agreement. Consequently, in addition to such other remedies as the Company may have, the Company, without posting any bond, shall be entitled to obtain, and Employee agrees not to oppose a request for, equitable relief in the form of specific performance, ex parte temporary or preliminary injunctive relief, other temporary or permanent injunctive relief. or other equitable remedy fashioned by a court of competent jurisdiction enjoining the Employee from any such threatened or actual breach.

12.	If during the term of this Agreement, the Company is a participant in a consolidation or merger, or the Company should sell substantially all of its assets, the Company agrees that as a condition of closing any such transaction, the surviving entity to such consolidation or merger, or the purchaser of such assets, shall in writing assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company. Without limiting the generality of the foregoing, the covenants contained in Paragraphs 8, 9 and 10 may be enforced by the assignee or successor of the Company,

13.	Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and delivered or mailed by certified or registered mail to its offices at 14401 McCormick Drive, Tampa, Florida 33626, or such other address as the Company may hereafter designate. Any notice to be given to Employee hereunder shall be delivered or mailed by certified or registered mail to her at 12719 Benty Way, Odessa, Florida 33556 or such other address as she may hereafter designate.

14.	This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, including without limitation, the purchaser of substantially all of the operating assets of the Company. Unless clearly inapplicable, reference herein to the Company shall be deemed to include any such successor. Without limiting the generality of the foregoing, the covenants contained in Paragraphs 8, 9 and 10 may be enforced by the assignee or successor of the Company. In addition, this Agreement shall be binding upon and inure to the benefit of the Employee and her heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder may not be delegated without the prior written approval of the Board of Directors of the Company. The provisions of Paragraphs 7, 8, 9, 10 and 11 shall survive the termination of this Agreement.

15.	This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

16.	This instrument including attachments and exhibits thereto and documents and agreements referred to therein embodies the whole agreement of the parties. All previous negotiations or agreements between the parties, either verbal or written with respect to the subject matter hereof not herein -contained are hereby withdrawn and annulled. This contract shall supersede all previous communications, representations, or agreements, either verbal or written between the parties hereto with respect to the subject matter hereof.

17.	The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

18.	The invalidity or unenforceability of any Paragraph or Paragraphs, or subparagraphs of this Agreement, shall not affect the validity or enforceability of the remainder of this Agreement, or the remainder of any Paragraph or subparagraph. If as provided by law, a court of competent jurisdiction is unable to modify any such violative Paragraph or sub-paragraph to result in the same not being invalid or unenforceable, this Agreement shall then be construed in all respects as if any invalid or unenforceable Paragraph or subparagraph(s) were omitted.

19.	The Employee represents to the Company as follows:

(a)	That the Employee has been advised by the Company to have this Agreement reviewed by an attorney representing the Employee, and the Employee has either had this Agreement reviewed by such attorney or has chosen not to have this Agreement reviewed because the Employee, after reading the entire Agreement, fully and completely understands each provision and has determined not to obtain the services of an attorney.

(b)	The Employee, either on her own or with the assistance and advice of her attorney, has in particular reviewed Paragraphs 9, 10, 11 and 12, understands and accepts the restrictions thereby imposed and agrees the same are reasonable in all respects and necessary for the protection of the property rights and the Intangible Business Assets of the Company.

(c)	That no force, threats of discharge, or other threats or duress have been used by the Company, directly, indirectly or by innuendo, in connection with the Employee’s execution of this Agreement.

20.	This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida without regard to conflicts of laws. Further, the Employee agrees that any action relating to the terms of this Agreement shall be commenced and only commenced in a state or federal court sitting in Tampa, Florida.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date opposite their signatures.

REPTRON ELECTRONICS, INC.

Date: December 5, 1997	By:	/s/ PAUL J. PLANTE
	Name: Title:	Paul J. Plante Chief Operating Officer

Date: December 5, 1997	By:	/s/ LEIGH ADAMS
	Name:	Leigh Adams